FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS FIRST QUARTER SALES
Reaffirms 2006 Guidance

New York, New York, April 27, 2006 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today announced that 2006 first quarter net sales were $70.9 million, down slightly from $71.1 in the first quarter of last year. At comparable foreign currency exchange rates, net sales for the first quarter are up 5.5%. The strength of the U.S. dollar gave rise to the difference between constant dollar and actual net sales for the first quarter. Inter Parfums plans to release operating results for the 2006 first quarter on or about May 10, 2006.

Jean Madar, Chairman & CEO of Inter Parfums noted, "Across all fragrance families, Lanvin sales continued to show strength during the first quarter. Also contributing to first quarter sales was the initial launch of Burberry London for women in the U.S. and much of Europe."

Management reaffirmed its full year 2006 guidance projecting net sales of approximately $301 million and net income of approximately $16.9 million or $0.83 per diluted share. The Company again pointed out that effective January 1, 2006, it has adopted SFAS 123(R) "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock based compensation. Earnings guidance for 2006 includes an after tax charge of approximately $0.6 million or $0.03 per diluted share to reflect the impact of SFAS 123(R). Inter Parfums indicated that its guidance assumes the dollar remains at current levels.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Celine, Diane von Furstenberg and Quiksilver/Roxy and has controlling interest in Nickel S.A., a men's skin care company. Its entry into the specialty retail market was accomplished with an exclusive agreement with Gap Inc., under which it is designing and manufacturing personal care products for Gap's and Banana Republic's North American stores. Inter Parfums is also a producer and supplier of mass market fragrances, cosmetics and personal care products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com